NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 10, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 31, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Commerce Bancorp, Inc. and The Toronto-Dominion Bank became effective before the opening on March 31, 2008. Each share of Common Stock of Commerce Bancorp, Inc. was converted into 0.4142 Common Shares of The Toronto-Dominion Bank and an amount equal to $10.50 in cash for each Common Stock of Commerce Bancorp, Inc. held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 31, 2008.